Exhibit (d)(23)

Clearwater Investment Trust

AMENDMENT NO. 5 TO THE SUBADVISORY AGREEMENT

This Amendment No. 5 to the Subadvisory Agreement by and among Clearwater Investment Trust (the “Trust”), Clearwater Management Co., Inc. (the “Manager”) and AQR Capital Management, LLC (the “Subadvisor”) with respect to the Clearwater Core Equity Fund (the “Fund”), is made effective as of the 3rd day of March 2023.

WHEREAS, the Trust, the Manager and the Subadvisor previously entered into a Subadvisory Agreement dated as of February 3, 2015, as amended (the “Agreement”); and

WHEREAS, the parties now desire to restate Exhibit A to the Agreement in its entirety with an effective date for such Exhibit A of April 1, 2023.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Exhibit A of the Agreement is hereby restated in its entirety as follows:

Exhibit A

FEE SCHEDULE

EFFECTIVE APRIL 1, 2023

Name of Fund	Subadviser Fee
Clearwater Core Equity Fund	0.20% on all Allocated Assets

2.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.

This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment No. 5 to the Agreement.

IN WITNESS WHEREOF, this Amendment has been executed by duly authorized representatives of the parties hereto as of the day, month, and year first written above.

CLEARWATER INVESTMENT TRUST

By:	/s/ Justin H. Weyerhaeuser
Name:	Justin H. Weyerhaeuser
Title:	President

CLEARWATER MANAGEMENT CO., INC.

By:	/s/ William L. Driscoll
Name:	William L. Driscoll
Title:	President

AQR CAPITAL MANAGEMENT, LLC

By:	/s/ Nicole DonVito
Name:	Nicole DonVito
Title:	Managing Director